Klondex Reports Fourth Quarter and Full-Year 2017 Financial Results

Vancouver, BC - March 14, 2018 - Klondex Mines Ltd. (TSX: KDX; NYSE American: KLDX) ("Klondex", the "Company", "we", "our", or "us") is pleased to announce its operational and financial results for the fourth quarter and full-year 2017. This press release should be read in conjunction with our 2017 Annual Report on Form 10-K, which includes our Consolidated Financial Statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), which is available on our website (www.klondexmines.com), on SEDAR (www.sedar.com), and on EDGAR (www.sec.gov). All dollar amounts included in this press release are expressed in thousands of United States dollars, unless otherwise noted, and are based on our MD&A and our Consolidated Financial Statements, which were prepared in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States. References to "Notes" refers to the notes contained in the Consolidated Financial Statements.
Fourth Quarter 2017 Highlights

•
Safety - No lost-time injuries occurred at the Company's Nevada properties during the quarter. As of December 31, 2017, the Company operated 1,903 days (~5.2 years) at Fire Creek, 1,182 days (~3.2 years) at Midas, 53 days (~0.1 years) at True North, and 454 days (~1.2 years) at Hollister and Aurora, without a lost-time injury. During the fourth quarter of 2017, one lost-time injury occurred at True North. Prior to this, True North had operated for nearly two years without a lost-time injury.

•	Consolidated operating performance - Mined a total of 55,893 gold equivalent ounces (“GEOs”), with production of 47,619 GEO's.

•	Nevada performance - Total GEOs mined in Nevada were 45,483, with production of 38,453 GEOs.

•
Canada performance - At the True North mine, the Company mined and produced 10,120 and 8,906 GEOs respectively from underground operations. The Company also milled 7,547 tons from the True North tailings, producing an additional 263 GEOs. Processing of tailings was limited during winter weather conditions.

•
Ounces sold - The Company sold 49,676 GEOs, consisting of 47,073 gold ounces and 199,373 silver ounces. Revenue was $63.3 million from average realized selling prices per gold and silver ounce of $1,274 and $16.63, respectively.

•
Financial Results - Net loss for the quarter was $7.7 million or $0.04 per share (basic and diluted). Fourth quarter net loss was negatively impacted by $8.9 million for income tax expense related to changes in the United States federal tax laws. Excluding the impact of the tax law changes, the Company’s adjusted net income(1) for the quarter was $1.2 million or $0.01 per share (basic and diluted).

Full-Year 2017 Highlights

•
Consolidated operating performance - Mined a total of 222,233 GEOs, with production of 189,456 GEO's, an increase of 17% from 161,289 GEOs produced during 2016. Fire Creek and Midas production was in-line with guidance. Total GEOs produced by the Company were less than the lower end of the most recent guidance range due to results from Hollister and True North.

•
Nevada performance - Total GEOs mined in Nevada were 190,409, with production of 161,536 GEOs. Production cash costs per GEO sold(1) in Nevada was $692. The Company began processing Hollister ore at the Midas mill at the end of the third quarter with process optimization ongoing. Mined ounces at Hollister were in-line with expectations. Produced ounces from Hollister ore were less than the guidance range as a result of the decision to defer processing of the majority of the ore while metal recovery optimization continues.

•
Canada performance - At the True North mine, the Company mined and produced 28,208 and 24,636 GEOs respectively from underground operations. The Company also milled 80,848 tons from the True North tailings, producing an additional 3,285 GEOs. The True North production shortfall compared to guidance was primarily due to lower than forecasted mining grades.

•
Ounces sold - The Company sold 190,865 GEOs, consisting of 177,402 gold ounces and 984,176 silver ounces. Revenue was $240.7 million from average realized selling prices per gold and silver ounce of $1,261 and $17.26, respectively.

•
Financial Results - Net loss for the year was $23.7 million or $0.13 per share (basic and diluted). Net loss for 2017 was negatively impacted by $8.9 million for income tax expense related to changes in the United States federal tax laws. Excluding the impact of the tax law changes, the Company’s adjusted net loss(1) for 2017 was $14.8 million or $0.08 per share (basic and diluted).

•
Cash flows and liquidity - Ending cash balance was $23.7 million after $26.4 million of operating cash flows, $66.4 million used in investing activities, and $15.7 million provided by financing activities. Ending working capital was $37.4 million with total liquidity of $42.4 million. As previously announced, subsequent to year end, the Company increased its revolving credit facilities to $45.0 million.

(1) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
Mr. Paul Huet, President and CEO, commented, “Klondex has had a history of setting operating targets and achieving them. The Company produced more ounces and generated more revenue during 2017 than any year in the organization’s history. However, we did not deliver on our stated objectives and we understand that is not acceptable. We have learned from the challenges in 2017 and are moving forward. The Company is in an enviable position by owning outstanding assets in one of the best mining jurisdictions of the world. Our vast land package has also demonstrated incredible near-mine exploration potential. We are confident in our plans and are determined to deliver on our stated operating and cash flow objectives for 2018. Production guidance for 2018 is in-line with total production achieved during 2017, including a renewed emphasis on cash generation.”

2018 Full-Year Outlook

The Company expects to produce between 186,000 and 202,000 GEOs during 2018 at an expected production cash cost per GEO sold of $675 to $725. Total production is not expected to be equally distributed by quarter during the year as higher levels of production are expected during the second and third quarters due to the processing of tailings. It is anticipated that production could vary 5,000 to 10,000 GEOs between the highest and lowest producing quarters. Production from the Fire Creek and Midas mines are expected to be consistent with 2017 results. Hollister mine production is expected to increase during the year as the benefit of processing the stock pile from 2017 is realized. In addition, Klondex has begun processing historical Hollister tailings at the Aurora mill and expects to realize incremental production from that operation during 2018. Production from the True North mine in Canada will decrease as mining operations have been suspended and most of the GEOs produced will come from the processing of tailings. Total all-in sustaining costs (AISC) are projected to be between $940 and $990 per gold ounce sold for 2018.
Total 2018 capital expenditures are expected to be $48 to $56 million, including $16 to $18 million of capital to be spent on the construction of a new tailings facility for the Midas mill. Total capital expenditures guidance consists of $36 to $42 million of sustaining and $12 to $14 million of non-sustaining capital. The majority of the capital is expected to be spent at Fire Creek as the Company continues underground expansion in the form of primary access development. Total exploration expense is planned to be $10 to $12 million and is expected to be spent on district and near mine exploration.
Below are tables summarizing key 2018 operating guidance metrics.

	Gold Equivalent Ounces Produced(1)		Production Cash Costs per Gold Equivalent Ounce Sold(1)		Capital Expenditures (thousands)
2018 full year outlook	Low	High	Low	High	Low	High
Midas	35,000	40,000	$850	$900	4,000	5,000
Midas Mill	—	—	—	—	16,000	18,000
Fire Creek	100,000	105,000	450	500	23,000	25,000
Hollister	37,000	40,000	920	970	5,000	7,000
Aurora	4,000	5,000	550	600	200	500
Nevada Total	176,000	190,000	645	695	48,200	55,500
True North	10,000	12,000	1,130	1,180	—	—
	186,000	202,000	$675	$725	$48,200	$55,500

	Low	High
Corporate general and administrative (thousands)(2)	$18,000	$19,000
All-in sustaining costs per gold ounce sold(1)(2)	$940	$990
Exploration (thousands)	$10,000	$12,000
(1) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
(2) Includes share based compensation of approximately $4 million, a non-cash item.
Klondex has not reconciled forward-looking 2018 full year non-GAAP performance measures contained in this press release to their most directly comparable GAAP measures, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts at this time to estimate and quantify, with a reasonable degree of certainty, various necessary GAAP components, including for example those related to future production costs, realized sales prices and the timing of such sales, timing and amounts of capital expenditures, metal recoveries, and corporate general and administrative amounts and timing, or others that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Consolidated Financial Results of Operations

	Three months ended December 31,		Years ended December 31,
	2017	2016	2017	2016
Revenues	$63,296	$56,100	$240,651	$198,175
Cost of sales
Production costs	40,276	35,708	134,311	106,389
Depreciation and depletion	14,505	9,128	47,778	28,242
Write-down of production inventories	12,457	2,869	24,766	2,869
	(3,942)	8,395	33,796	60,675
Other operating expenses
General and administrative	3,448	4,368	19,401	15,804
Exploration	3,153	4,502	8,246	12,765
Development and projects costs	—	3,423	11,674	8,953
Asset retirement and accretion	(3,015)	1,898	(1,872)	2,653
Business acquisition costs	—	383	—	2,253
Provision for legal settlement	—	751	—	3,000
Loss on equipment disposal	9	17	352	126
(Loss) income from operations	(7,537)	(6,947)	(4,005)	15,121
Other income (expense)
(Loss) gain on derivatives, net	(483)	7,932	(1,182)	(7,646)
Interest expense, net	(832)	(1,390)	(4,117)	(5,339)
Foreign currency (loss) gain, net	155	2,873	(8,601)	651
Loss on debt extinguishment	(288)	(519)	(288)	(519)
Interest income and other (expense), net	85	(301)	125	(244)
Income (loss) before tax	(8,900)	1,648	(18,068)	2,024
Income tax benefit (expense)	1,163	530	(5,596)	(3,724)
Net (loss) income	$(7,737)	$2,178	$(23,664)	$(1,700)

Net (loss) income per share
Basic	$(0.04)	$0.02	$(0.13)	$(0.01)
Diluted	$(0.04)	$0.02	$(0.13)	$(0.01)
Fourth quarter 2017
Fourth quarter revenues increased due to the increase in the total number of gold ounces sold and the higher average realized gold price. Incremental production from Hollister and True North increased revenues during the fourth quarter of 2017. General and administrative costs for the fourth quarter of 2017 decreased as compared to the fourth quarter of 2016 due to cost reduction efforts. Development and project costs decreased during the fourth quarter of 2017 as compared to the same period of 2016 as a result of the reduction of expenses incurred for rehabilitating drifts and ramps at Hollister. The Company incurred a foreign currency gain of $0.2 million during the fourth quarter of 2017 compared to a foreign currency gain of $2.9 million for the same period of 2016.
As the result of the Tax Cuts and Jobs Act of 2017 ("TCJA") enacted by the US government, the federal US corporate tax rate has been substantially reduced effective January 1, 2018. In respect of its US operations, Klondex recorded an adjustment to its deferred tax assets and liabilities at December 31, 2017 at the new federal rate of 21% (35% in 2017). This change resulted in the recognition of a one-time, non-cash deferred income tax expense of $10.5 million in the fourth quarter of 2017. The new tax legislation also made Alternative Minimum Tax ("AMT") credits refundable. As a result, the Company recorded an income tax receivable for the balance of AMT credits of $1.6 million. The net effect of the changes in US tax laws resulted in an increase in tax expense of $8.9 million, which directly reduced net (loss) income for the fourth quarter and full-year 2017 by that amount. Excluding the impact of the tax law changes, the Company’s adjusted net income(1) for the quarter was $1.2 million or $0.01 per share (basic and diluted).

Full-year 2017
Revenues increased in 2017 due to increases in the number of gold ounces sold from higher ounces produced at Fire Creek and due to production commencing at True North at the end of 2016 and during 2017 for Hollister. These volumes were also positively impacted by the increase in average realized gold prices. General and administrative costs increased during 2017 as compared to 2016 due to higher compensation and benefit costs from increased staff levels at the corporate office and professional fees, both of which are due to Company growth. Development and project costs increased during 2017 as compared to 2016, primarily driven by expenses incurred at Hollister for rehabilitating drifts and ramps. This increase was partially offset by the decrease in project costs at True North in 2017. The reduction of business acquisition costs from 2017 to 2016 was a result of expenses incurred for the acquisition of True North, and Hollister and Aurora in 2016. The Company incurred a foreign currency loss of $8.6 million during 2017, compared to a foreign currency gain of $0.6 million for 2016. As previously mentioned, the Company recognized an $8.9 million income tax expense as a result of applying the changes in US income tax laws in 2017. Excluding the impact of the tax law changes, the Company’s adjusted net loss(1) for 2017 was $14.8 million or $0.08 per share (basic and diluted).

(1) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.

Liquidity and Capital Resources

	Three months ended December 31,		Years ended December 31,
	2017	2016	2017	2016
Net (loss) income	$(7,737)	$2,178	$(23,664)	$(1,700)
Net non-cash adjustments	17,199	8,042	64,004	36,003
Net change in non-cash working capital	(8,477)	7,198	(13,905)	10,967
Net cash provided by operating activities	985	17,418	26,435	45,270
Net cash used in investing activities	(11,025)	(98,821)	(66,431)	(159,693)
Net cash provided by financing activities	13,144	161	15,744	104,608
Effect of foreign exchange on cash balances	(37)	(2,263)	290	(1,646)
Net increase (decrease) in cash	3,067	(83,505)	(23,962)	(11,461)
Cash, beginning of period	20,607	131,141	47,636	59,097
Cash, end of period	$23,674	$47,636	$23,674	$47,636

Working capital and liquidity
During the fourth quarter, the Company utilized its revolving credit facility to repay its gold loan to Franco-Nevada, ahead of schedule. Repaying the gold loan improved working capital by replacing current debt with non-current debt and will improve 2018 quarterly cash flow as it frees up 2,000 gold ounces per quarter. Additionally, the Company's gold supply agreement expired on February 28, 2018. This agreement provided the option for Waterton to purchase gold produced from the Fire Creek Mine. Historically, the realized purchase price under this agreement has been at a discount to market price, which negatively impacted Klondex’s cash flow.
As of December 31, 2017, the Company had total liquidity of $42.4 million, consisting of $37.4 million in working capital and $5.0 million of borrowing availability under the Revolver. The Company held metal inventory valued at approximately $35.9 million at the end of the year.
Subsequent to year-end 2017, to further liquidate the metal inventory, the Company has signed an ore purchase agreement to sell Hollister ore that would otherwise remain in stockpiles. The opportunity provides additional cash flow of approximately $6 million.

Fourth Quarter 2017 and Year to Date Summary Operational Results

	Three months ended December 31, 2017
Mine operations	Fire Creek	Midas	Hollister	Aurora	Nevada Total	True North	Total
Ore tons mined	28,162	37,454	20,440	9,563	95,619	89,706	185,325
Average gold equivalent mined head grade (oz/ton)(1)	0.76	0.36	0.44	0.17	0.48	0.12	0.3
Gold equivalent mined (oz)(1)	21,292	13,514	9,021	1,652	45,483	10,415	55,893
Gold mined (oz)(1)	21,072	10,615	8,143	1,453	41,283	10,415	51,698
Silver mined (oz)(1)	16,825	222,098	67,182	15,198	321,303	—	321,303
Ore tons milled	32,522	35,583	21,046	9,563	98,714	88,624	187,338
Average gold equivalent mill head grade (oz/ton)(1)	0.73	0.34	0.41	0.17	0.46	0.11	0.3
Average gold mill head grade (oz/ton)	0.72	0.28	0.37	0.15	0.43	0.11	0.28
Average silver mill head grade (oz/ton)(2)	0.53	4.46	3.33	1.59	2.65	—	1.39
Average gold recovery rate (%)	90.2%	89.7%	70.5%	63.5%	85.6%	92.0%	86.9%
Average silver recovery rate (%)(2)	72.6%	74.3%	53.9%	31.9%	66.3%	—%	66.6%
Gold equivalent produced (oz)(1)	21,180	10,371	5,914	985	38,453	9,169	47,619
Gold produced (oz)	21,016	8,831	5,420	922	36,189	9,159	45,348
Silver produced (oz)	12,566	117,982	37,777	4,854	173,179	750	173,929
Gold equivalent sold (oz)(1)	25,420	10,512	4,752	—	40,686	8,993	49,676
Gold sold (oz)	25,200	8,652	4,238	—	38,090	8,983	47,073
Silver sold (oz)	16,816	142,461	39,346	—	198,623	750	199,373
Revenues and realized prices
Gold revenue (000s)	$32,085	$11,019	$5,389	$—	$48,493	$11,487	$59,980
Silver revenue (000s)	280	2,369	654	—	3,303	13	3,316
Total revenues (000s)	$32,365	$13,388	$6,043	$—	$51,796	$11,500	$63,296
Average realized gold price ($/oz)	$1,273	$1,274	$1,272	$—	$1,273	$1,279	$1,274
Average realized silver price ($/oz)	$16.65	$16.63	$16.62	$—	$16.63	$17.33	$16.63
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$566	$1,069	$2,518	$—	$924	$1,428	$1,015
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

(2) The Company does not track this silver statistic at True North due to silver being immaterial to that operation.
(3) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.

	Year ended December 31, 2017
Mine operations	Fire Creek	Midas	Hollister	Aurora	Nevada Total	True North	Total
Ore tons mined	123,754	156,927	66,453	9,563	356,697	309,343	666,040
Average gold equivalent mined head grade (oz/ton)(1)	0.90	0.33	0.38	0.17	0.53	0.10	0.33
Gold equivalent mined (ounces)(1)	111,125	52,116	25,464	1,652	190,409	31,824	222,233
Gold mined (ounces)(1)	109,955	38,247	23,335	1,453	172,990	31,824	204,814
Silver mined (ounces)(1)	85,994	1,009,639	162,469	15,198	1,273,300	—	1,273,300
Ore tons milled	134,152	157,363	28,870	9,563	329,948	297,826	627,774
Average gold equivalent mill head grade (oz/ton)(1)	0.88	0.32	0.37	0.17	0.55	0.10	0.33
Average gold mill head grade (oz/ton)	0.87	0.24	0.33	0.15	0.50	0.10	0.31
Average silver mill head grade (oz/ton)(2)	0.66	6.05	2.95	1.59	3.46	—	1.82
Average gold recovery rate (%)	91.7%	90.8%	71.0%	63.5%	90.1%	93.0%	90.5%
Average silver recovery rate (%)(2)	82.1%	81.9%	55.5%	31.9%	79.3%	—%	79.6%
Gold equivalent produced (ounces)(1)	108,126	45,062	7,371	986	161,536	27,919	189,456
Gold produced (ounces)	107,143	34,343	6,751	922	149,159	27,877	177,036
Silver produced (ounces)	72,283	780,316	47,305	4,854	904,758	3,174	907,932
Gold equivalent sold (ounces)(1)	112,455	47,298	5,281	—	165,016	25,850	190,865
Gold sold (ounces)	111,430	35,456	4,710	—	151,596	25,806	177,402
Silver sold (ounces)	75,345	862,093	43,564	—	981,002	3,174	984,176
Revenues and realized prices
Gold revenue (000s)	$140,500	$44,657	$5,995	$—	$191,152	$32,512	$223,664
Silver revenue (000s)	1,292	14,913	727	—	16,932	55	16,987
Total revenues (000s)	$141,792	$59,570	$6,722	$—	$208,084	$32,567	$240,651
Average realized gold price ($/oz)	$1,261	$1,260	$1,273	$—	$1,261	$1,260	$1,261
Average realized silver price ($/oz)	$17.15	$17.30	$16.69	$—	$17.26	$17.33	$17.26
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$479	$1,008	$2,386	$—	$692	$1,504	$802
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

(2) The Company does not track this silver statistic at True North due to silver being immaterial to that operation.
(3) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
Nevada operations
During 2017, the Company's Nevada operations milled 329,948 ore tons at an average milled head grade of 0.55 GEOs per ton during 2017. Nevada operations produced 161,536 GEOs, an increase of 7% from 151,007 GEOs produced during 2016. Core operations at Fire Creek and Midas performed in line with expectations. Total GEOs produced were less than the lower end of the most recent guidance range primarily due to results from Hollister, which produced 7,371 GEOs compared to the low end of the guidance range of 21,000 GEOs. The Company mined 25,464 GEOs from Hollister and deferred the processing of a majority of the mined Hollister ounces as it continued to optimize recoveries at the Midas mill for this ore. The majority of stockpiles at the end of 2017 were from Hollister. New modifications to the Midas mill are underway and recoveries for the Hollister ore are approximately 80% with additional improvements expected.
Canada operations
During 2017, at True North, the Company milled 216,978 ore tons, from mining operations, at an average milled head grade of 0.12 gold ounces per ton, producing 24,636 GEOs. The Company also processed 80,848 tons from the True North Tailings at an average grade of 0.04 gold ounces per ton, producing an additional 3,285 gold ounces. Total production for the year was approximately 7,000 GEOs short of the low end of the revised guidance. This shortfall was due to mining lower than forecasted grades from the True North mine. The lower mined grades are attributed to delays in waste development which postponed mining planned stopes in the 711/713 areas of the True North mine, excessive dilution from a hanging wall failure and negative model grade reconciliation.
Subsequent to the reporting period, on January 9, 2018, the Company announced that following an extensive review of the operational performance at True North, management decided to place the mine under care and maintenance to review strategic options and to provide optionality at higher metal prices. This decision was largely based on the site's inability to achieve planned operating and cash flow targets in 2017 and to refocus resources on the Nevada assets. Klondex will continue to process tailings through the mill for the near future in order to maximize cash flow and offset expected care and maintenance costs.

Webcast and Conference Call
The Company will conduct a conference call and webcast on Thursday, March 15, 2018 at 7:30am PDT/10:30am EDT.

Dial-In Numbers:        United States and Canada Toll Free: +1 800-319-4610
Toronto: +1 416-915-3239
International: +1 604-638-5340

Conference call participants should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. A simultaneous webcast and presentation to accompany the conference call will be available through the Investor Relations section of the Company’s website or by accessing: http://services.choruscall.ca/links/klondex20180315.html.

Contact
Mike Beckstead
Director, Investor Relations
O: 775-284-5757
M: 406-290-4165
mbeckstead@klondexmines.com

About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine, the Midas Mine and ore milling facility, and the Hollister Mine, all of which are located in the state of Nevada, USA. The Company also has a 100% interest in the True North Mine and mill in Manitoba, Canada and the Aurora Mine and ore milling facility, located in Nevada, USA. The Company is currently reprocessing tailings at its True North and Aurora milling facilities.
Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the future exploration, development and production plans of Klondex. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information.

These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.
Non-GAAP performance measures
We have included the non-GAAP measures "Adjusted net (loss) income", "Production cash costs per gold equivalent ounce sold", "All-in sustaining costs per gold ounce sold", and "All-in costs per gold ounce sold" in this press release (collectively, the "Non-GAAP Measures"). These Non-GAAP Measures are used internally to assess our operating and economic performance and to provide key performance information to management. We believe that these Non-GAAP Measures, in addition to measures prepared in accordance with GAAP, provide investors with an improved ability to evaluate our performance and ability to generate cash flows required to fund and sustain our business. These Non-GAAP Measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These Non-GAAP Measures do not have any standardized meaning prescribed under GAAP, and therefore may not be comparable to or consistent with measures used by other issuers or with amounts presented in our financial statements.
Our primary business is gold production and our current and future operations, development, exploration, and life-of-mine plans primarily focus on maximizing returns from such gold production. As a result, our Non-GAAP Measures are calculated and disclosed on a per gold or gold equivalent ounce basis, except for adjusted net (loss) income.
Adjusted net (loss) income
The Company believes the use of adjusted net (loss) income allows management, investors, and analysts to understand its net (loss) income related to its primary business. For the fourth quarter and full-year 2017, effects of the TCJA have been excluded from net (loss) income. Net (loss) income is reconciled to adjusted net (loss) income in the table below (in thousands, except per share amounts):

	Three months ended December 31, 2017	Year ended December 31, 2017
Net (loss) income	$(7,737)	$(23,664)
Effect on deferred tax balances of change in U.S. statutory rate	10,500	10,500
Effect of AMT credits	(1,600)	(1,600)
Adjusted net (loss) income	$1,163	$(14,764)

Net (loss) income per share, basic and diluted	$(0.04)	$(0.13)
Effect on deferred tax balances of change in U.S. statutory rate	0.06	0.06
Effect of AMT credits	(0.01)	(0.01)
Adjusted net (loss) income per share, basic and diluted	$0.01	$(0.08)
Production cash costs per gold equivalent ounce sold
Production cash costs per gold equivalent ounce sold presents our cash costs associated with the production of gold equivalent ounces and, as such, non-cash depreciation and depletion charges are excluded. Production cash costs per gold equivalent ounce sold is calculated on a per gold equivalent ounce sold basis, and includes all direct and indirect operating costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (State of Nevada net proceeds and other such taxes are excluded). We believe that converting the benefits from selling silver ounces into gold ounces is helpful to analysts and investors as it best represents the way we operate, which is to maximize returns from gold production. Gold equivalent ounces are computed using the number of silver ounces required to generate the revenue derived from the sale of one gold ounce, using average realized selling prices (in thousands, except ounces sold and per ounce amounts):

	Three months ended December 31, 2017			Year ended December 31, 2017
	Nevada Total	True North	Total	Nevada Total	True North	Total
Average realized price per gold ounce sold	$1,273	$1,279	$1,274	$1,261	$1,260	$1,261
Average realized price per silver ounce sold	$16.63	$17.33	$16.63	$17.26	$17.33	$17.26
Silver ounces equivalent to revenue from one gold ounce	76.5	73.8	76.6	73.1	72.7	73.1
Silver ounces sold	198,623	750	199,373	981,002	3,174	984,176
GEOs from silver ounces sold	2,596	10	2,603	13,420	44	13,463
Gold ounces sold	38,090	8,983	47,073	151,596	25,806	177,402
Gold equivalent ounces	$40,686	$8,993	$49,676	$165,016	$25,850	$190,865
Production costs	$30,814	$9,462	$40,276	$106,120	$28,191	$134,311
Add: Write-down of production inventories (cash portion)	6,771	3,377	10,148	8,025	10,683	18,708
	$37,585	$12,839	$50,424	$114,145	$38,874	$153,019
Production cash costs per GEO sold	$924	$1,428	$1,015	$692	$1,504	$802
(1) Nevada Total includes Fire Creek, Midas, and Hollister.
All-in sustaining costs per gold ounce sold
All-in sustaining cost ("AISC") amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.
Our calculation of AISC per gold ounce sold is consistent with the June 2013 guidance released by the World Gold Council, a non-regulatory, non-profit market development organization for the gold industry. AISC per gold ounce sold reflects the varying costs of producing gold over the life-cycle of a mine or project, including costs required to discover and develop new sources of production; therefore, capital amounts related to expansion and growth projects are included.
AISC per gold ounce includes all: (1) direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (2) general and administrative expenses, (3) asset retirement and accretion expenses, and (4) sustaining capital expenditures, the total of which is reduced for revenues earned from silver sales. Certain cash expenditures, including State of Nevada net proceeds and other related taxes, federal tax payments, and financing costs are excluded.
All-in costs per gold ounce sold
All-in costs per gold ounce sold includes additional costs which reflect the varying costs of producing gold over the life-cycle of a mine or project. We calculate our all-in costs per gold ounce sold by beginning with the AISC total and adding non-sustaining (growth) capital expenditures and exploration and development expenditures.
AISC per gold ounce sold and all-in costs per gold ounce sold are presented in the tables below (in thousands, except ounces sold and per ounce amounts):

	Three months ended December 31, 2017
	Nevada Total(1)	True North	Corporate	Total
Production costs	$30,814	$9,462	$—	$40,276
Add: Write-down of production inventories (cash portion)	6,771	3,377	—	10,148
	37,585	12,839	—	50,424
General and administrative	282	179	2,987	3,448
Asset retirement cost assets and accretion	(2,975)	(40)	—	(3,015)
Sustaining capital expenditures	3,756	2,520	(27)	6,249
Less: silver revenue	(3,303)	(13)	—	(3,316)
All-in sustaining costs	35,345	15,485	2,960	53,790

Gold ounces sold	38,090	8,983	—	47,073

All-in sustaining costs per gold ounce sold	$928	$1,724	$—	$1,143

All-in sustaining costs	35,345	15,485	2,960	53,790
Non-sustaining capital expenditures	2,907	279	292	3,478
Exploration	3,040	113	—	3,153
Development and projects costs	—	—	—	—
All-in costs	$41,292	$15,877	$3,252	$60,421

Gold ounces sold	38,090	8,983	—	47,073

All-in costs per gold ounce sold	$1,084	$1,767	$—	$1,284
(1) The Nevada Total includes Fire Creek, Midas, Hollister, and Aurora.

	Year ended December 31, 2017
	Nevada Total(1)	True North	Corporate	Total
Production costs	$106,120	$28,191	$—	$134,311
Add: Write-down of production inventories (cash portion)	8,025	10,683	—	18,708
	114,145	38,874	—	153,019
General and administrative	2,373	961	16,067	19,401
Asset retirement cost assets and accretion	(1,923)	51	—	(1,872)
Capital expenditures	36,346	13,707	156	50,209
Less: silver revenue	(16,932)	(55)	—	(16,987)
All-in sustaining costs	134,009	53,538	16,223	203,770

Gold ounces sold	151,596	25,806	—	177,402

All-in sustaining costs per gold ounce sold	$884	$2,075	$—	$1,149

All-in sustaining costs	134,009	53,538	16,223	203,770
Non-sustaining capital expenditures	14,167	765	492	15,424
Exploration	8,007	239	—	8,246
Development and projects costs	11,674	—	—	11,674
All-in costs	$167,857	$54,542	$16,715	$239,114

Gold ounces sold	151,596	25,806	—	177,402

All-in costs per gold ounce sold	$1,107	$2,114	$—	$1,348
(2) The Nevada Total includes Fire Creek, Midas, Hollister, and Aurora.